Exhibit 99.1

Press Release	Source: Fairchild International Corp.

Fairchild International Announces Acquisition Agreement

VANCOUVER, British Columbia, March 8, 2005 (PRIMEZONE) -- Fairchild International Corp. (OTC BB:FCHL.OB - News) is pleased to announce that it has entered into an agreement to acquire Syngas Energy Corp. (``Syngas''), a closely held British Columbia company. Syngas is a developer of advanced integrated gasification production system technologies that combine modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity.

As consideration for the acquisition of all the shares of Syngas the Company will issue a total of 30,028,750 shares of the Company to the shareholders of Syngas. Ten million shares of the total will be held in escrow and will only be released upon completion of the initial Syngas prototype unit and the Company having raised a minimum of $1,000,000 by way of private placement.

Concurrent with the closing of the Syngas acquisition, the Company has agreed with Patch Energy Inc. (``Patch'') to transfer all of the interests in oil and gas projects which the Company had previously acquired from Patch in consideration for Patch agreeing to forgive the outstanding indebtedness owing to it by the Company of approximately $15,000.

Further details of the acquisition will follow shortly in subsequent news releases.

Forward-Looking Statements

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Fairchild International's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: changes in worldwide general economic conditions, worldwide competition, and Fairchild's ability to raise capital. Additional information with respect to the risks and uncertainties faced by Fairchild may be found in its filings with the Securities and Exchange Commission.

Contact:
Fairchild International Corp.
Anish Somani
Telephone - (604) 688-6050
Facsimile - (604) 688-1817